                                                                    EXHIBIT 99.1

        ENCORE ANNOUNCES CLOSING OF OVER-ALLOTMENT OPTION OF COMMON STOCK

         FORT WORTH, Texas, Dec 2, 2003 (BUSINESS WIRE) - Encore Acquisition Company (NYSE:EAC) today announced that it completed the sale of 1,060,000 shares of its common stock, at a price of $20.25 per share to the public, in connection with the underwriters' over-allotment option granted by Encore in connection with the public offering of its common stock previously announced on November 10, 2003.

         Net proceeds from the exercise of the over-allotment option were approximately $20.6 million, after deducting underwriting discounts and commissions of the offering. Encore used all of the net proceeds to repurchase 866,643 shares of Encore common stock from J.P. Morgan Partners (SBIC), LLC and 193,357 shares of Encore common stock from Warburg, Pincus Equity Partners L.P. The 1,060,000 shares were purchased by Encore at a price of $19.3775 per share and were retired upon repurchase. After giving effect to the repurchase, J.P. Morgan Partners (SBIC), LLC no longer beneficially owns any of Encore's common stock and Warburg, Pincus Equity Partners L.P. beneficially owns 24.5% of Encore's common stock.

         Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.

Contacts:
Roy W. Jageman
817-339-0861

Rani M. Wainwright
817-339-0919